UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report:  May 5, 2005

Date of earliest event reported:  April 29, 2005

NORTHWEST AIRLINES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-23642	41-1905580
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2700 Lone Oak Parkway
Eagan Minnesota		55121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:

(612) 726-2111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2{b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                              Entry into a Material Definitive Agreement.

See the discussion in Item 5.02 below regarding the announcement on May 3, 2005 by Northwest Airlines, Inc. (“Northwest”), the principal operating subsidiary of Northwest Airlines Corporation (the “Company”), of the resignation effective April 29, 2005 of Bernard L. Han as Executive Vice President & Chief Financial Officer and the election effective May 2, 2005 of Neal S. Cohen as Executive Vice President & Chief Financial Officer.

On May 2, 2005, Northwest entered into a Management Compensation Agreement with Mr. Cohen.  The agreement provides for an annual base salary of $425,000, an inducement payment in the amount of $200,000 (with a re-payment obligation by Mr. Cohen if his employment is terminated within one year other than by Northwest without “cause” (as defined in the agreement) or by Executive for “good reason” (as defined in the agreement)), and five cash retention payments of $100,000 each payable on May 1, 2006 and each of the following four anniversaries of such date if Mr. Cohen remains employed by Northwest on such dates.  The agreement provides that Mr. Cohen will receive a guaranteed annual cash incentive payment for 2005 equal to 60% of his base salary, subject to certain reductions required pursuant to the Pilot Bridge Agreement entered into by Northwest and the Air Line Pilots Association, International (“ALPA”) in October 2004, a non-qualified stock option for 150,000 shares of common stock of the Company (the “Common Stock”), which vests in installments over four years; a phantom stock award for 100,000 shares of Common Stock, which vests in installments over three years; and a phantom stock award for 75,000 shares, which vests in full five years after the date of grant, in each case vesting is subject to Mr. Cohen remaining an employee of Northwest on the applicable vesting dates.  Mr. Cohen will participate in Northwest’s Long Term Cash Incentive Plan beginning with the two year performance period commencing January 1, 2005 and will participate in Northwest’s compensation and benefit programs at levels applicable from time to time to other senior executives of Northwest.  In the event Mr. Cohen remains employed with Northwest through April 1, 2009 or if his employment is terminated before that date in connection with a change in control of the Company, he, his spouse and his eligible dependents will receive lifetime positive-space airline pass privileges on Northwest and lifetime medical and dental coverage under Northwest’s benefit plans.  Mr. Cohen will also participate in Northwest’s Supplemental Executive Retirement Plan (the “SERP”), under which he will be granted over a five-year period two additional years of pay credits for each pay credit he is entitled to receive under Northwest’s salaried pension plan and his account will be credited with an incremental $200,000 of benefit accruals.  Vested benefits under the SERP are payable in a lump-sum cash payment.

The agreement has no set term and Mr. Cohen’s employment is terminable by either party for any reason upon thirty days written notice.  If Mr. Cohen’s employment is terminated by Northwest other than for “cause” or by Mr. Cohen for “good reason,” Mr. Cohen will receive a severance payment equal to two times the sum of his annual base salary and his target incentive payment for the year in which his employment is terminated.  In addition, the agreement contains a non-compete provision that is effective for one year following termination of Mr. Cohen’s employment with Northwest.

Item 5.02.                                              Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 3, 2005, Northwest issued a press release announcing the resignation effective April 29, 2005 of Bernard L. Han as Executive Vice President & Chief Financial Officer and the election effective May 2, 2005 of Neal S. Cohen as Executive Vice President & Chief Financial Officer of the Company and Northwest.

A copy of the press release is attached as Exhibit 99 and is incorporated herein by reference.

Item 9.01(c).                                Exhibits

Exhibit 99                                             Press Release of Northwest dated May 3, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWEST AIRLINES CORPORATION

By:	/s/ Michael L. Miller
Michael L. Miller
Vice President, Law and Secretary

Dated:  May 5, 2005